UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2014

HORIZON ENERGY CORP.

(Exact name of registrant as specified in its charter)

Wyoming	333-175148	38-3825959
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Room 1301, 13/F., Wing Tuck Commercial Centre, 177-183 Wing Lok
Street, Sheung Wan, Hong Kong

(address of principal executive offices) (zip code)

+852 35472191

(registrant’s telephone number, including area code)

14116 Customs Blvd., Suite 111
Gulfport, MS 39503

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01    CHANGES IN CONTROL OF REGISTRANT

On November 14, 2014, Salty Pepper Corp. (“SPC”) and Tuverga Finance Ltd. (“Tuverga”), shareholders of Horizon Energy Corp. (the “Company”) entered into two Stock Purchase Agreements (the “Purchase Agreements”) with two investors (the “Purchasers”) respectively, pursuant to which SPC and Tuverga sold to the Purchasers in the aggregate of 33,745,911 shares of common stock, par value $.001 per share (“Common Stock”) of the Company (the “Majority Interests”) for an aggregate amount of $275,000.

As a result of the closing of the above transaction, the Purchasers now aggregately own approximately 65.2% of the total outstanding shares of the Company’s Common Stock as of the date of this Report.

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

In connection with the Purchase Agreements, on November 14, 2014, Robert Bludorn, the Company’s Chief Executive Officer, Chairman of the Board of Directors (the “Board”) resigned from all of his positions as director and officer of the Company.

Also effective on November 14, 2014, Mr. Lee Chan Yue was appointed as the Chief Executive Officer, President, Treasurer, Secretary and director of the Board of the Company.

Set forth below is the biographical information about the new executive officer and director:

Name	Age	Position
Lee Chan Yue	61	Chief Executive Officer, President, Treasurer, Secretary, and Director

Mr. Lee Chan Yue, age 61, has extensive experience in private equity and loan financing areas. He serves as director of D.S. International Holding, Ltd. since 2006, where he is in charge of daily operation and loan financing of the investment projects. From 2004 to 2006, Mr. Lee was the director at Capital Bridge (Universal) Limited, where he developed marketing plan and strategy for the company. From 2002 to 2004, Mr. Lee served as head of Private Banking and Treasury Marketing in Nedbank Limited, Hong Kong branch. He worked at Delta Asia Financial Group from 1998 to 2002 as group treasurer. From 1996 to 1998, Mr. Lee was a senior manager in Standard London Limited. From 1994 to 1996, he worked as senior Treasury Manager at Dao Heng Bank Ltd. Hong Kong. Mr. Lee graduated from Hong Kong Polytechnic University in 1974.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2014	Horizon Energy Corp.

	By:	/s/ Lee Chan Yue
Name: Lee Chan Yue
Title: Chief Executive Officer

3